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                                                                      EXHIBIT 99

     NEWS RELEASE
-------------------------
SITRICK AND COMPANY, INC.
  LOS ANGELES/NEW YORK


                                           Contact:  Sitrick And Company
                                                     Sandra Sternberg
                                                     Rivian Bell
                                                     Ann Julsen
                                                     (714) 779-5881, ext. 2440

                                                     OR

                                                     Michael Sitrick
                                                     (310) 788-2850

FOR IMMEDIATE RELEASE
---------------------


  CLOTHESTIME FILES CHAPTER 11; RECEIVES COMMITMENT FOR UP TO $40 MILLION IN
        FINANCING; ANNOUNCES MULTI-FACETED PROFIT-IMPROVEMENT PROGRAM


        ANAHEIM, CALIF.--DECEMBER 8, 1995--The Clothestime, Inc. (NASDAQ/NNM:CTME) today announced that it and certain of its subsidiaries have filed for protection under chapter 11 of the Bankruptcy Code. The company also announced that, through its Clothestime Stores subsidiary, it has received a commitment from The CIT Group/Business Credit, Inc. for up to $40 million in debtor-in-possession (DIP) financing.

        Concurrently, the company announced a multi-faceted program to improve the competitiveness and profitability of the chain, including closing approximately 140 unprofitable or underperforming stores. The company said it planned to conduct store-closing sales in order to maximize the value of the inventory at these stores.

        John Ortega II, chairman and chief executive officer of Clothestime, said that after an intensive review of both the current retail environment and the company's operations, the Board of Directors determined that a major reorganization of the business was needed--one which would only be accomplished through a chapter 11 restructuring.



                                    -more-


1875 Century Park East, Suite 950
Los Angeles, CA 90067
(310) 788-2850   Fax: (310) 788-2855


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        "We recognized that we must improve every aspect of our operations to distinguish our product offering and compete effectively in today's retail environment," he said. "Accordingly, we have implemented a series of actions which we believe will result in a better selection of merchandise to our customers at better prices and increased profits and sales."

        Norman Abramson, president and chief operating officer of Clothestime, said these actions include further refinement and enhancement of the company's vendor-partnership program, as well as a realignment of its merchandising and marketing strategies.

        "However, we also recognize that to accomplish these objectives, we will have to concentrate our resources on the company's most profitable operations. As a result, management has undertaken a review of every aspect of the company's operations.

        "Staffing levels, merchandising and the facilities' performances will be reviewed," he said. "Those stores and facilities that are viable will be improved. Those that cannot be improved will be sold or closed."

        Mr. Ortega noted that neither Clothestime's customers nor its employees should notice any difference in ongoing operations as a result of the filing.

        "As a matter of fact, as far as the company's customers are concerned, we expect to be able to provide them with as good or better a selection of goods and services as before the filing," he stated.

        "Daily operations will continue as usual, stores will remain open and transactions which occur in the ordinary course of business will go on just as usual," he stated. "Paychecks will be issued at their regular times, as if no proceeding had been filed. Although there will be downsizing, certain of these actions would have been taken irrespective of a chapter filing," Mr. Ortega added.



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        Mr. Abramson said that, while the law precludes Clothestime from paying its vendors for goods and services received prior to the filing until a reorganization plan becomes effective, invoices for goods and services received after the filing are afforded administrative priority status.

        "We plan to contact our key vendors as soon as possible and elicit their support," he said. "With the DIP financing commitment from The CIT Group/Business Credit, Inc., the cash we have on hand and revenue from ongoing operations, we will have adequate liquidity to purchase the goods and services we need. We look at our vendor relationships as partnerships and feel confident that the vast majority of our suppliers will recognize the value of doing business with us long term."

        Mr. Ortega said that the current retail environment is different than any he has ever seen in his 25 years of retail business experience. "Marginal locations won't survive," he said. "By taking this action, we intend to be a survivor."

        Mr. Abramson added, "The Clothestime management team is well aware of what we have to do to not only survive, but to grow and thrive. We are optimistic that the steps we have taken and those we are taking are in the long-term best interest of all of the company's constituents, including its vendors, shareholders and employees."

        Clothestime employs approximately 4,100 people in 537 retail apparel stores in 21 states and Puerto Rico. Additionally, approximately 320 are employed at the company's Anaheim Service Center. The company and certain of its subsidiaries filed chapter 11 petitions in the U.S. Bankruptcy Court in the Central District of California in Santa Ana.



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